Exhibit 10.14

VONTIER CORPORATION

2020 EXECUTIVE INCENTIVE COMPENSATION PLAN

Effective as of October 9, 2020

PURPOSE	Vontier Corporation, a Delaware corporation (the “Company”), wishes to motivate, reward, and retain executive officers of the Company and its subsidiaries. To further these objectives, the Company hereby sets forth this Vontier Corporation 2020 Executive Incentive Compensation Plan (the “Plan”), effective as of October 9, 2020, to provide participants with performance-based bonus awards (“Awards”).

PARTICIPANTS

Except as otherwise determined by the Committee, the Participants in the Plan shall be the Executive Officers of the Company.

Executive Officer has the meaning set forth in Rule 3b-7 issued under the Securities Exchange Act of 1934, as amended from time to time, and anyone else the Committee determines to treat as an Executive Officer for purposes of this Plan.

ADMINISTRATOR

The Plan’s Administrator will be the Compensation & Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.

The Committee is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Committee may exercise such powers and authority of the Board as the Committee may find necessary or appropriate to carry out its functions.

GENERAL RESPONSIBILITIES OF THE COMMITTEE

Subject to the terms of the Plan, for each Performance Period the Committee will:

•  establish the potential amount of each Participant’s Award,

•  define the Performance Goals and other Award terms and conditions for each Participant,

•  determine the amount of the Award that has been earned, based on actual performance as compared to the Performance Goals,

•  determine and make Discretionary Adjustments to Awards, and

•  decide whether, under what circumstances, and subject to what terms, Awards will be paid on a deferred basis (including automatic deferrals at the Committee’s election or elective deferrals at the election of Participants).

All designations, determinations, interpretations, and other decisions made under or with respect to the Plan and all Awards made under the Plan are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons, including the Company, Participants, and beneficiaries or other persons having or claiming any rights under the Plan.

AWARDS	For any single Performance Period, the amount payable to a Participant for such Performance Period shall equal the amount earned pursuant to the Performance Goals and other Award terms and conditions established by the Committee with respect to such Performance Period; in each case, subject to any further Discretionary Adjustments as the Committee may determine in its sole and absolute discretion. A Participant’s potential Award may be expressed in dollars or may be based on a formula that is consistent with the provisions of the Plan.

PERFORMANCE PERIOD	A Performance Period is a period for which Performance Goals are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Performance Periods may be of varying and overlapping durations. Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year.

PERFORMANCE GOALS

The Committee will have the authority to establish and administer Performance Goals with respect to Awards as it considers appropriate, which Performance Goals must be satisfied, as the Committee specifies, before a Participant receives an Award.

Performance Goals will be based on any one of, or a combination of, performance-based measures determined by the Committee based on the Company and its subsidiaries on a group-wide basis or on the basis of subsidiary, platform, division, operating unit and/or other business unit results (subject to any Discretionary Adjustments), and may include, without limitation, any of the following:

•  earnings per share (on a fully diluted or other basis);

•  stock price targets or stock price maintenance;

•  total shareholder return;

•  return on capital, return on invested capital or return on equity;

•  pretax or after-tax net income;

•  working capital;

•  earnings before interest and taxes;

•  earnings before interest, taxes, depreciation, and amortization (EBITDA);

•  operating income;

•  free cash flow;

•  cash flow;

•  revenue or core revenue;

•  gross profit margin;

•  operating profit margin, gross or operating margin improvement or core operating margin improvement; or

•  strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, market share or geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

The Committee will determine whether such Performance Goals are attained as soon as practicable after the end of the applicable Performance Period, and such determination will be final, conclusive and binding.

PAYMENT OF AWARDS	Unless otherwise determined by the Committee or deferred pursuant to the Plan, Awards determined under the Plan for a Performance Period will be paid to Participants either (i) in cash or (ii) in shares or equity-based awards under the Company’s 2020 Stock Incentive Plan or any successor thereto, in each case no earlier than January 1st and no later than March 15th of the calendar year following the end of the Performance Period to which the Awards apply.

DETERMINATION	No Award will be paid unless and until the Committee has determined the extent to which the Performance Goals for the Performance Period have been attained and has made and exercised its decisions regarding the extent of any Discretionary Adjustment of Awards for Participants for the Performance Period.

DEFERRAL	All or any portion of the Award for any given Performance Period may be deferred under the Vontier Corporation Executive Deferred Incentive Program or any successor thereto.

CONTINUED EMPLOYMENT	The Committee may require that Participants for a Performance Period must still be employed as of the end of the Performance Period and/or as of the later date that the Awards for the Performance Period are communicated or paid to be eligible for an Award for the Performance Period. Any such requirement with respect to a Performance Period will be established by the Committee and communicated to the Participant.

FORFEITURE OR PRORATION	The Committee may adopt such forfeiture, proration, or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on Awards of a Participant’s death, Disability or other events or situations determined by the Committee in its sole and absolute discretion.

A Participant shall be considered to have a Disability if the Participant, as determined by the Committee, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

DISCRETIONARY ADJUSTMENTS	The Committee’s powers include the power to make Discretionary Adjustments, which are adjustments that increase, decrease or eliminate an Award otherwise payable to a Participant for a Performance Period.

OTHER PLANS

Awards will not be treated as compensation for purposes of any other compensation or benefit plan, program, or arrangement of the Company or any subsidiary unless and except to the extent that the Board or the Committee determines in writing.

The adoption of this Plan will not be construed as limiting the power of the Board or the Committee to adopt such other cash or equity incentive arrangements as either may otherwise deem appropriate.

LEGAL COMPLIANCE

The Company will not make payments of Awards until all applicable requirements imposed by Federal, state and foreign laws, rules, and regulations, and by any applicable regulatory agencies, have been fully met. No provision in the Plan or action taken under it authorizes any action that applicable laws otherwise prohibit.

Notwithstanding anything in the Plan to the contrary, the Committee will administer the Plan, and Awards may be granted and paid, only in a manner that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan will be treated as amended to the extent necessary to conform to such laws, rules, and regulations.

TAX WITHHOLDING	The Company may make all appropriate provisions for the withholding of Federal, state, foreign and local taxes imposed with respect to Awards, which provisions may vary with the time and manner of payment.

NONTRANSFER OF RIGHTS	Except as and to the extent the law requires, or as the Plan expressly provides, a Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person.

AMENDMENT OR TERMINATION OF PLAN	The Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries.

LIMITATIONS ON LIABILITY	No member of the Committee and no other individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person or entity for any claim, loss, liability, or expense incurred in connection with the Plan. No member of the Committee will be liable for any action or determination (including, but not limited to, any decision not to act) made in good faith with respect to the Plan or any Award under the Plan.

NO EMPLOYMENT CONTRACT	Nothing contained in this Plan constitutes an employment contract between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with the Company.

APPLICABLE LAW	The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

DURATION OF THE PLAN	The Plan will remain effective until terminated by the Board.

CODE SECTION 409A REQUIREMENTS	The Plan as well as payments under the Plan are intended to be exempt from or, to the extent subject thereto, to comply with, Section 409A of the of the Internal Revenue Code of 1986 (together with all successor provisions, related regulations, and amendments, “Section 409A”), and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained in the Plan to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan until the Participant would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

RECOUPMENT	Notwithstanding any other provisions in the Plan, any Award under the Plan which is subject to recovery under any law, government regulation, stock exchange listing requirement or pursuant to any policy adopted by the Company, as approved by the Board, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy adopted by the Company.

5